STOECKLEIN LAW GROUP, A PROFESSIONAL CORPORATION

 PRACTICE LIMITED TO FEDERAL SECURITIES

EMERALD PLAZA	Telephone: (619) 595-4882
402 West Broadway	Facsimile: (619) 595-4883
Suite 400	email: djs@slgseclaw.com
San Diego, California 92101	web: www.slgseclaw.com

_______ __, 2005

Board of Directors

Internet Acquisition Group, Inc.

302 Creekside Ct. E.

Huntertown, Indiana 46748

Ladies and Gentlemen:

We have acted as counsel to Internet Acquisition Group, Inc., a California corporation (“the Company”), in connection with a Registration Statement on Form SB-2 to be filed by the Company with the Securities and Exchange Commission pursuant to the Securities Act of 1933 (the “Act”). The Registration relates to the proposed registration of 28,693,630 shares (the “Shares”) of common stock, $0.001 par value per share (the “Common Stock”) of the Company.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates and other documents as we have deemed necessary or appropriate for the purposes of this opinion, including the following: (a) Certificate of Incorporation and Bylaws of the Company, as amended; (b) resolutions adopted by the Board of Directors of the Company; (c) the Registration Statement, together with the Exhibits filed as a part thereof; and (d) California law including the statutory provisions, all applicable provisions of the California Constitution and reported judicial decisions interpreting those laws.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Company, and due authorization, execution and delivery of all documents by the parties thereto other than the Company.

Internet Acquisition Group, Inc.

Opinion Letter

Based on such foregoing, I am of the opinion that the Company is a corporation duly authorized and validly existing and in good standing under the laws of the State of California and that the Shares, upon issuance under the terms of the SB2, will have been duly authorized and are validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. This opinion includes my opinion on California law including the California Constitution, all applicable provisions of California statutes, and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion, or copies thereof, as an exhibit to the Registration Statement and to the statement made regarding our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Yours truly,

/s/ Donald J. Stoecklein

Donald J. Stoecklein